Exhibit 24.1

HELIX TCS, INC.

POWER OF ATTORNEY

The undersigned directors and officers of Helix TCS, Inc., a Delaware corporation (the “Corporation”), do hereby constitute and appoint Scott M. Ogur, W. David Mannheim, Esq., and Andrew C. Nielsen, Esq., and each of them severally, to be true and lawful agents and attorneys-in-fact, each acting alone with full power of substitution and resubstitution, for him and in his name, place and stead, to sign in any and all capacities the Annual Report on Form 10-K for the year ended December 31, 2018, and any and all amendments and supplements thereto, and to file, or cause to be filed, the same with all exhibits thereto (including this power of attorney), and other documents in connection therewith with the Securities and Exchange Commission, and we do hereby grant unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in or about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned have signed this Power of Attorney in the capacities and on the date indicated.

Signature	Capacity	Date

/s/ Zachary L. Venegas	Chief Executive Officer, Director	March 27, 2019
Zachary L. Venegas	(Principal Executive Officer)

/s/ Scott M. Ogur	Chief Financial Officer, Director	March 27, 2019
Scott M. Ogur	(Principal Financial Officer)

/s/ Paul Hodges	Director	March 27, 2019
Paul Hodges

/s/ Terence J. Ferraro	Director	March 27, 2019
Terence J. Ferraro

/s/ Satyavrat Joshi	Director	March 27, 2019
Satyavrat Joshi

/s/ Andrew Schweibold	Director	March 27, 2019
Andrew Schweibold

/s/ Patrick Vo	Director	March 27, 2019
Patrick Vo